UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 22, 2019

HALLIBURTON COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-03492	No. 75-2677995
(Commission File Number)	(IRS Employer Identification No.)

3000 North Sam Houston Parkway East Houston, Texas	77032
(Address of Principal Executive Offices)	(Zip Code)
(281) 871-2699
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

INFORMATION TO BE INCLUDED IN REPORT

Item 2.02. Results of Operations and Financial Condition

On January 22, 2019, registrant issued a press release entitled “Halliburton Announces Fourth Quarter 2018 Results."

The text of the Press Release is as follows:

HALLIBURTON ANNOUNCES FOURTH QUARTER 2018 RESULTS

•	Reported income from continuing operations of $0.76 per diluted share

•	Adjusted income from continuing operations of $0.41 per diluted share, excluding a tax benefit related to a strategic change in the company’s corporate structure

HOUSTON - January 22, 2019 - Halliburton Company (NYSE:HAL) announced today income from continuing operations of $664 million, or $0.76 per diluted share, for the fourth quarter of 2018. This compares to income from continuing operations for the third quarter of 2018 of $435 million, or $0.50 per diluted share. Adjusted income from continuing operations for the fourth quarter of 2018, excluding a tax benefit related to a strategic change in the company’s corporate structure, was $358 million, or $0.41 per diluted share. Halliburton's total revenue in the fourth quarter of 2018 was $5.9 billion, a 4% decrease from revenue of $6.2 billion in the third quarter of 2018. Operating income was $608 million during the fourth quarter of 2018, a 15% decrease compared to operating income of $716 million in the third quarter of 2018.

Total revenue for the full year of 2018 was $24.0 billion, an increase of $3.4 billion, or 16%, from 2017. Reported operating income for 2018 was $2.5 billion, compared to a reported operating income of $1.4 billion for 2017. Excluding special items, adjusted operating income for 2018 was $2.7 billion, a 35% improvement from adjusted operating income of $2.0 billion for 2017.

“I am pleased with our overall financial results for the year and for the fourth quarter. Our team optimized our performance in North America as the market softened, and the recovery of our international business continued,” commented Jeff Miller, Chairman, President and CEO.

“The trajectory of this cycle has been far from smooth. As expected, in North America, the demand for completion services decreased during the fourth quarter, leading to lower pricing for hydraulic fracturing services.

“Our international business continues to show signs of a steady recovery, with revenue increasing 7% sequentially, underscoring the versatility and global reach of our business portfolio.

“As North American oil production reaches historic highs, operators focus on returns over growth, and the international recovery continues, Halliburton is well prepared to thrive. We intend to dynamically respond to the changing market environment, reduce capital spending, develop differentiating technologies, and generate strong cash flow.

“Halliburton celebrates 100 years of service in 2019. As we enter our next century, we will remain focused on collaborating with our customers and engineering solutions to maximize their asset value, and on delivering strong cash flow and industry-leading returns for our shareholders,” concluded Miller.

Operating Segments

Completion and Production

Completion and Production revenue in the fourth quarter of 2018 was $3.8 billion, a decrease of $338 million, or 8%, when compared to the third quarter of 2018, while operating income was $496 million, a sequential decrease of $117 million, or 19%. These declines were primarily driven by lower activity and pricing for stimulation services in North America, partially offset by stimulation activity increases in Argentina and year-end completion tool sales internationally.

Drilling and Evaluation

Drilling and Evaluation revenue in the fourth quarter of 2018 was $2.1 billion, an increase of $102 million, or 5%, when compared to the third quarter of 2018, while operating income was $185 million, a sequential increase of $4 million, or 2%. These increases were primarily due to year-end software sales, increased fluids activity in the Gulf of Mexico, and improved project management activity in Latin America. These improvements were partially offset by reduced drilling activity in the Western Hemisphere.

Geographic Regions

North America

North America revenue in the fourth quarter of 2018 was $3.3 billion, an 11% decrease sequentially. This decrease was primarily driven by lower activity and pricing in stimulation services, partially offset by higher fluids activity in the Gulf of Mexico.

International

International revenue in the fourth quarter of 2018 was $2.6 billion, a 7% increase sequentially, resulting primarily from increased year-end product and software sales in Middle East/Asia and Latin America, partially offset by a seasonal decline in pipeline services in Europe/Africa/CIS.

Latin America revenue in the fourth quarter of 2018 was $607 million, a 16% increase sequentially, resulting primarily from year-end software and completion tool sales and higher stimulation activity across the region, coupled with improved activity across multiple product service lines in Mexico.

Europe/Africa/CIS revenue in the fourth quarter of 2018 was $746 million, relatively flat sequentially, primarily driven by a seasonal decline in pipeline services across the region,

coupled with decreased activity across multiple product service lines in the North Sea. These results were partially offset by year-end completion tool sales in Ghana and Nigeria.

Middle East/Asia revenue in the fourth quarter of 2018 was $1.2 billion, an 8% increase sequentially, largely resulting from year-end completion tool sales in the Middle East, coupled with higher project management activity throughout the region.

Corporate and Other Events

During the fourth quarter of 2018, Halliburton recognized the impact of a strategic change in the company’s corporate structure, which resulted in a net tax benefit of $306 million, or $0.35 per diluted share.

During the fourth quarter of 2018, Halliburton repurchased $200 million of common stock.

Selective Technology & Highlights

•
Halliburton won three World Oil Awards in 2018. Its Voice of the Oilfield™ solution won the "Best Digital Transformation Award," while its BaraOmni™ Hybrid Separation System and Global Rapid Intervention Package (GRIP™) won "Best Health, Safety, Environment/Sustainable Development Award" for both the onshore and offshore categories, respectively. In addition, Halliburton was a finalist in five other award categories.

•
Halliburton unveiled Cerebro™ in-bit sensor package, a new technology that obtains performance data directly from the drill bit and analyzes it to optimize cutter engagement, reduce uncertainty, and increase drilling efficiency. This new service improves data measurement and overall drilling performance.

•
Halliburton released the Illusion® Spire, the first fluid efficient dissolvable frac plug. The Illusion Spire plug is designed with a water saving element, so that operators can pump faster and reduce completion time.

•
In December 2018, Halliburton acquired SmartFibres, an industry leader in the development, design and manufacturing of downhole fiber optic pressure gauges. The addition of SmartFibres strengthens Halliburton’s production enhancement portfolio, providing a distinct advantage within the fiber optic space in both unconventional and mature fields.

•
Halliburton announced it has signed two contracts with Eni Iraq BV (Eni) to provide integrated drilling services at Eni’s Zubair Oil Field in Southern Iraq. Under the contracts, Halliburton will mobilize four to six rigs to drill development wells over the next two years.

About Halliburton

Founded in 1919, Halliburton celebrates its 100 years of service as one of the world's largest providers of products and services to the energy industry. With 60,000 employees, representing 140 nationalities in more than 80 countries, the company helps its customers maximize value throughout the lifecycle of the reservoir - from locating hydrocarbons and managing geological data, to drilling and formation evaluation, well construction and completion, and optimizing production throughout the life of the asset. Visit the company’s website at www.halliburton.com. Connect with Halliburton on Facebook, Twitter, LinkedIn, Instagram and YouTube.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the continuation or suspension of our stock repurchase program, the amount, the timing and the trading prices of Halliburton common stock, and the availability and alternative uses of cash; changes in the demand for or price of oil and/or natural gas; potential catastrophic events related to our operations, and related indemnification and insurance matters; protection of intellectual property rights and against cyber-attacks; compliance with environmental laws; changes in government regulations and regulatory requirements, particularly those related to oil and natural gas exploration, radioactive sources, explosives, chemicals, hydraulic fracturing services, and climate-related initiatives; the impact of federal tax reform, compliance with laws related to income taxes and assumptions regarding the generation of future taxable income; risks of international operations, including risks relating to unsettled political conditions, war, the effects of terrorism, foreign exchange rates and controls, international trade and regulatory controls and sanctions, and doing business with national oil companies; weather-related issues, including the effects of hurricanes and tropical storms; changes in capital spending by customers; delays or failures by customers to make payments owed to us; execution of long-term, fixed-price contracts; structural changes and infrastructure issues in the oil and natural gas industry; maintaining a highly skilled workforce; availability and cost of raw materials; agreement with respect to and completion of potential acquisitions and integration and success of acquired businesses and operations of joint ventures. Halliburton's Form 10-K for the year ended December 31, 2017, Form 10-Q for the quarter ended September 30, 2018, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors identified that may affect Halliburton's business, results of operations, and financial condition. Halliburton undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended
	December 31		September 30
	2018	2017	2018
Revenue:
Completion and Production	$3,832	$3,804	$4,170
Drilling and Evaluation	2,104	2,136	2,002
Total revenue	$5,936	$5,940	$6,172
Operating income:
Completion and Production	$496	$554	$613
Drilling and Evaluation	185	293	181
Corporate and other	(73)	(79)	(78)
Impairments and other charges (a)	—	(385)	—
Total operating income	608	383	716
Interest expense, net	(137)	(115)	(140)
Other, net	(13)	(24)	(42)
Income from continuing operations before income taxes	458	244	534
Income tax (provision) benefit (b)	210	(1,050)	(100)
Income (loss) from continuing operations	668	(806)	434
Loss from discontinued operations, net	—	(19)	—
Net income (loss)	$668	$(825)	$434
Net Income (loss) attributable to noncontrolling interest	(4)	1	1
Net income (loss) attributable to company	$664	$(824)	$435
Amounts attributable to company shareholders:
Income (loss) from continuing operations	$664	$(805)	$435
Loss from discontinued operations, net	—	(19)	—
Net income (loss) attributable to company	$664	$(824)	$435
Basic and diluted income (loss) per share attributable to company shareholders:
Income (loss) from continuing operations	$0.76	$(0.92)	$0.50
Loss from discontinued operations, net	—	(0.02)	—
Basic and diluted net income (loss) per share	$0.76	$(0.94)	$0.50
Basic weighted average common shares outstanding	873	873	877
Diluted weighted average common shares outstanding	873	873	878

(a) During the three months ended December 31, 2017, Halliburton recognized an aggregate charge of $385 million, representing a fair market value adjustment on its existing promissory note with its primary customer in Venezuela and a full reserve against other accounts receivables with this customer.

(b) Includes a $306 million tax benefit during the three months ended December 31, 2018 related to a strategic change in Halliburton's corporate structure, as well as an aggregate $882 million of discrete tax charges during the three months ended December 31, 2017 primarily related to tax reform as well as other discrete tax items.

See Footnote Table 1 for Reconciliation of As Reported Operating Income to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Income (loss) from Continuing Operations to Adjusted Income from Continuing Operations.

HALLIBURTON COMPANY
Condensed Consolidated Statements of Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Year Ended December 31
	2018	2017
Revenue:
Completion and Production	$15,973	$13,077
Drilling and Evaluation	8,022	7,543
Total revenue	$23,995	$20,620
Operating income:
Completion and Production	$2,278	$1,625
Drilling and Evaluation	745	726
Corporate and other	(291)	(330)
Impairments and other charges (a)	(265)	(647)
Total operating income	2,467	1,374
Interest expense, net (b)	(554)	(593)
Other, net	(99)	(99)
Income from continuing operations before income taxes	1,814	682
Income tax provision (c)	(157)	(1,131)
Income (loss) from continuing operations	1,657	(449)
Loss from discontinued operations, net	—	(19)
Net income (loss)	$1,657	$(468)
Net Income (loss) attributable to noncontrolling interest	(1)	5
Net income (loss) attributable to company	$1,656	$(463)
Amounts attributable to company shareholders:
Income (loss) from continuing operations	$1,656	$(444)
Loss from discontinued operations, net	—	(19)
Net income (loss) attributable to company	$1,656	$(463)
Basic and diluted income (loss) per share attributable to company shareholders:
Income (loss) from continuing operations	$1.89	$(0.51)
Loss from discontinued operations, net	—	(0.02)
Basic and diluted net income (loss) per share	$1.89	$(0.53)
Basic weighted average common shares outstanding	875	870
Diluted weighted average common shares outstanding	877	870

(a) During the year ended December 31, 2018, Halliburton recognized a pre-tax charge of $265 million related to a write-down of its remaining investment in Venezuela, consisting of receivables, fixed assets, inventory and other assets and liabilities. During the year ended December 31, 2017, Halliburton recognized an aggregate charge of $647 million, representing a fair market value adjustment related to Venezuela receivables.

(b) Includes $104 million of costs related to the early extinguishment of $1.4 billion of senior notes in the year ended December 31, 2017.
(c) Includes a $306 million tax benefit during the year ended December 31, 2018 related to a strategic change in Halliburton's corporate structure and $47 million of accrued taxes in Venezuela for the charge taken during the first quarter of 2018. Also includes an aggregate $882 million of non-cash discrete tax charges during the year ended December 31, 2017 primarily related to tax reform as well as other discrete tax items.

See Footnote Table 1 for Reconciliation of As Reported Operating Income to Adjusted Operating Income.
See Footnote Table 2 for Reconciliation of As Reported Income (loss) from Continuing Operations to Adjusted Income from Continuing Operations.

HALLIBURTON COMPANY
Condensed Consolidated Balance Sheets
(Millions of dollars)
(Unaudited)

	December 31	December 31
	2018	2017
Assets
Current assets:
Cash and equivalents	$2,008	$2,337
Receivables, net	5,234	5,036
Inventories	3,028	2,396
Other current assets	881	1,008
Total current assets	11,151	10,777

Property, plant and equipment, net	8,961	8,521
Goodwill	2,825	2,693
Deferred income taxes	1,465	1,230
Other assets	1,661	1,864
Total assets	$26,063	$25,085

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,018	$2,554
Accrued employee compensation and benefits	714	746
Short-term borrowings and current maturities of long-term debt	36	512
Other current liabilities	1,081	1,050
Total current liabilities	4,849	4,862

Long-term debt	10,421	10,430
Employee compensation and benefits	483	609
Other liabilities	766	835
Total liabilities	16,519	16,736

Company shareholders’ equity	9,522	8,322
Noncontrolling interest in consolidated subsidiaries	22	27
Total shareholders’ equity	9,544	8,349
Total liabilities and shareholders’ equity	$26,063	$25,085

HALLIBURTON COMPANY
Condensed Consolidated Statements of Cash Flows
(Millions of dollars)
(Unaudited)

	Year Ended December 31
	2018	2017
Cash flows from operating activities:
Net income (loss)	$1,657	$(468)
Adjustments to reconcile net income (loss) to cash flows from operating activities:
Depreciation, depletion and amortization	1,606	1,556
Working capital (a)	(384)	(626)
Deferred income tax provision (benefit), continuing operations	(267)	734
Impairments and other charges	265	647
Other	280	625
Total cash flows provided by (used in) operating activities	3,157	2,468

Cash flows from investing activities:
Capital expenditures	(2,026)	(1,373)
Proceeds from sales of property, plant and equipment	218	158
Payments to acquire businesses	(187)	(628)
Other investing activities	2	(84)
Total cash flows provided by (used in) investing activities	(1,993)	(1,927)

Cash flows from financing activities:
Dividends to shareholders	(630)	(626)
Payments on long-term borrowings	(445)	(1,641)
Stock repurchase program	(400)	—
Other financing activities	56	106
Total cash flows provided by (used in) financing activities	(1,419)	(2,161)

Effect of exchange rate changes on cash	(74)	(52)
Decrease in cash and equivalents	(329)	(1,672)
Cash and equivalents at beginning of period	2,337	4,009
Cash and equivalents at end of period	$2,008	$2,337
(a) Working capital includes receivables, inventories and accounts payable.

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Three Months Ended
	December 31		September 30
Revenue	2018	2017	2018
By operating segment:
Completion and Production	$3,832	$3,804	$4,170
Drilling and Evaluation	2,104	2,136	2,002
Total revenue	$5,936	$5,940	$6,172

By geographic region:
North America	$3,341	$3,400	$3,739
Latin America	607	615	522
Europe/Africa/CIS	746	776	757
Middle East/Asia	1,242	1,149	1,154
Total revenue	$5,936	$5,940	$6,172

Operating Income
By operating segment:
Completion and Production	$496	$554	$613
Drilling and Evaluation	185	293	181
Total	681	847	794
Corporate and other	(73)	(79)	(78)
Impairments and other charges	—	(385)	—
Total operating income	$608	$383	$716

HALLIBURTON COMPANY
Revenue and Operating Income Comparison
By Operating Segment and Geographic Region
(Millions of dollars)
(Unaudited)

	Year Ended December 31
Revenue	2018	2017
By operating segment:
Completion and Production	$15,973	$13,077
Drilling and Evaluation	8,022	7,543
Total revenue	$23,995	$20,620

By geographic region:
North America	$14,431	$11,564
Latin America	2,065	2,116
Europe/Africa/CIS	2,945	2,781
Middle East/Asia	4,554	4,159
Total revenue	$23,995	$20,620

Operating Income
By operating segment:
Completion and Production	$2,278	$1,625
Drilling and Evaluation	745	726
Total	3,023	2,351
Corporate and other	(291)	(330)
Impairments and other charges	(265)	(647)
Total operating income	$2,467	$1,374

FOOTNOTE TABLE 1

HALLIBURTON COMPANY
Reconciliation of As Reported Operating Income to Adjusted Operating Income
(Millions of dollars)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
As reported operating income	$608	$383	$2,467	$1,374

Impairments and other changes	—	385	265	647

Adjusted operating income (a)	$608	$768	$2,732	$2,021

(a)
Management believes that operating income adjusted for impairments and other charges for the three months ended December 31, 2017 and the years ended December 31, 2018 and December 31, 2017 is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes operating income without the impact of these items as an indicator of performance, to identify underlying trends in the business, and to establish operational goals. The adjustments remove the effect of these items. Adjusted operating income is calculated as: “As reported operating income” plus "Impairments and other charges" for the three months ended December 31, 2017 and the years ended December 31, 2018 and December 31, 2017. There were no such charges for the three months ended December 31, 2018.

FOOTNOTE TABLE 2

HALLIBURTON COMPANY
Reconciliation of As Reported Income (Loss) from Continuing Operations to
Adjusted Income from Continuing Operations
(Millions of dollars and shares except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
As reported income (loss) from continuing operations attributable to company	$664	$(805)	$1,656	$(444)

Adjustments:
Impairments and other charges	—	385	265	647
Costs related to early extinguishment of debt	—	—	—	104
Total adjustments, before taxes	—	385	265	751
Tax provision (benefit) (a)	(306)	882	(259)	755
Total adjustments, net of taxes (b)	$(306)	$1,267	$6	$1,506

Adjusted income from continuing operations attributable to company	$358	$462	$1,662	$1,062

As reported diluted weighted average common shares outstanding (c)	873	873	877	870
Adjusted diluted weighted average common shares outstanding (c)	873	874	877	872

As reported income (loss) from continuing operations per diluted share (d)	$0.76	$(0.92)	$1.89	$(0.51)
Adjusted income from continuing operations per diluted share (d)	$0.41	$0.53	$1.90	$1.22

(a)
During the fourth quarter of 2018, Halliburton recognized a $306 million tax benefit related to a strategic change in Halliburton's corporate structure. During the fourth quarter of 2017, Halliburton recognized an aggregate $882 million of discrete tax charges primarily related to tax reform as well as other discrete tax items. Also included in the year ended December 31, 2018 is $47 million of accrued taxes in Venezuela for the charge taken during the first quarter of 2018. Also included is the tax effect of the total adjustments during the respective periods.

(b)
Management believes that income (loss) from continuing operations adjusted for impairments and other charges and costs related to early extinguishment of debt, including the related tax effects and other tax adjustments, is useful to investors to assess and understand operating performance, especially when comparing those results with previous and subsequent periods or forecasting performance for future periods, primarily because management views the excluded items to be outside of the company's normal operating results. Management analyzes income (loss) from continuing operations without the impact of these items as an indicator of performance, to identify underlying trends in the business and to establish operational goals. Total adjustments remove the effect of these items. Adjusted income from continuing operations attributable to company is calculated as: “As reported income (loss) from continuing operations attributable to company” plus "Total adjustments, net of taxes" for the three months ended December 31, 2018 and December 31, 2017 and the years ended December 31, 2018 and December 31, 2017.

(c)
As reported diluted weighted average common shares outstanding for the three months ended December 31, 2017 and year ended December 31, 2017 excludes options to purchase one million and two million shares of common stock, respectively, as their impact would be antidilutive because Halliburton's reported income from continuing operations attributable to company was in a loss position during the period. When adjusting income from continuing operations attributable to company in the period for the adjustments discussed above, these shares become dilutive.

(d)
As reported income (loss) from continuing operations per diluted share is calculated as: "As reported income (loss) from continuing operations attributable to company" divided by "As reported diluted weighted average common shares outstanding." Adjusted income from continuing operations per diluted share is calculated as: "Adjusted income from continuing operations attributable to company" divided by "Adjusted diluted weighted average common shares outstanding."

Conference Call Details
Halliburton Company (NYSE: HAL) will host a conference call on Tuesday, January 22, 2019, to discuss its fourth quarter 2018 financial results. The call will begin at 8:00 AM Central Time (9:00 AM Eastern Time).

Please visit the website to listen to the call via live webcast. In addition, you may participate in the call by dialing (888) 393-0263 within North America or +1 (973) 453-2259 outside of North America. A passcode is not required. Attendees should log in to the webcast or dial in approximately 15 minutes prior to the start of the call.

A replay of the conference call will be available on Halliburton’s website for seven days following the call. Also, a replay may be accessed by telephone at (855) 859-2056 within North America or +1 (404) 537-3406 outside of North America, using the passcode 5964108.

###

CONTACTS

For Investors:
Abu Zeya
Halliburton, Investor Relations
Investors@Halliburton.com
281-871-2688

For Media:
Emily Mir
Halliburton, Public Relations
PR@Halliburton.com
281-871-2601

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLIBURTON COMPANY

Date:	January 22, 2019	By:	/s/ Bruce A. Metzinger
Bruce A. Metzinger
Vice President, Public Law and
Assistant Secretary